Exhibit 99.1

Contacts

Zhone Investor Relations:	Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 510. 665.7984
Fax: +1 510.777.7001	Mobile: +1 925.640.0989
E: investor-relations@zhone.com	E: tracy@skycastlemedia.com

Zhone Technologies Conducts Search for Board and Audit Committee Replacement

and Receives NASDAQ Deficiency Notice Relating to Audit Committee

Oakland, CA — March 4, 2010 — Zhone Technologies, Inc. (NASDAQ: ZHNE), a global leader in network access solutions, announced today that on March 2, 2010, Zhone received a notice of deficiency from The NASDAQ Stock Market (“NASDAQ”) indicating that it no longer complies with the independent audit committee requirements for continued listing on NASDAQ. Specifically, NASDAQ Listing Rule 5605 requires that the audit committee be comprised of at least three independent directors. As previously reported, Mr. Steven Levy resigned from Zhone’s Board of Directors and audit committee on February 12, 2010. Mr. Levy’s resignation reduced the audit committee from three independent directors to two. As a result, Zhone no longer complies with the audit committee requirement for continued listing on NASDAQ. However, NASDAQ has given Zhone a cure period to regain compliance until the earlier of Zhone’s next annual shareholders’ meeting or February 12, 2011, or if the next annual shareholders’ meeting is held before August 11, 2010, then Zhone must evidence compliance no later than August 11, 2010.

Zhone plans to conduct a thorough recruitment and evaluation process to find a suitable replacement prior to the end of the cure period. In the event Zhone does not regain compliance prior to the end of the cure period, NASDAQ will provide written notice to Zhone that its securities will be delisted. At that time, Zhone may appeal the delisting determination to a NASDAQ Hearings Panel.

About Zhone Technologies — Access for a Converging World

Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in multi-service access solutions, serving more than 700 of the world’s most innovative network operators. The company offers the industry’s only fully-integrated portfolio of MSAP, FTTx, EFM and Wi-Fi access technologies resulting in improved network agility and reduced costs in delivering the full spectrum of access services, including residential and business broadband, VoIP, and High-Definition IPTV — over copper, fiber, and wireless. Zhone is headquartered in California and its MSAP products are manufactured in the USA in a facility that is emission, waste-water and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders.

2